Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-34019, 333-01019, 333-52199, 333-133389 and 333-133391 on Form S-8 of our reports dated April 24, 2007 relating to the financial statements of Calgon Carbon Corporation and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of two new accounting standards), the financial statement schedule and management’s report on the effectiveness of internal controls over financial reporting appearing in the Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2006.

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
April 24, 2007